Exhibit 16(c)(ii)
– Highly Confidential; For Discussion Purposes Only – Project MangroveDiscussion Materials for the Special Committee July 1, 2024– Privileged - Prepared at Request of Counsel –

– Highly Confidential; For Discussion Purposes Only –

Disclaimer

This presentation has been prepared by Centerview Partners LLC ("Centerview") for use solely by the Special Committee of the Board of Directors of Mangrove and for no other purpose. The information contained herein is based upon information supplied by or on behalf of Mangrove and publicly available information, and portions of the information contained herein may be based upon statements, estimates and forecasts provided by Mangrove. Centerview has relied upon the accuracy and completeness of the foregoing information, and has not assumed any responsibility for any independent verification of such information or for any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of Mangrove or any other entity, or concerning the solvency or fair value of Mangrove or any other entity. With respect to financial forecasts, Centerview has assumed that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Mangrove as to the future financial performance of Mangrove, and at your direction Centerview has relied upon such forecasts, as provided by Mangrove's management, with respect to Mangrove. Centerview assumes no responsibility for and expresses no view as to such forecasts or the assumptions on which they are based. The information set forth herein is based upon economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof, unless indicated otherwise and Centerview assumes no obligation to update or otherwise revise these materials.

The financial analysis in this presentation is complex and is not necessarily susceptible to a partial analysis or summary description. In performing this financial analysis, Centerview has considered the results of its analysis as a whole and did not necessarily attribute a particular weight to any particular portion of the analysis considered. Furthermore, selecting any portion of Centerview's analysis, without considering the analysis as a whole, would create an incomplete view of the process underlying its financial analysis. Centerview may have deemed various assumptions more or less probable than other assumptions, so the reference ranges resulting from any particular portion of the analysis described above should not be taken to be Centerview's view of the actual value of Mangrove.

These materials and the information contained herein are confidential, were not prepared with a view toward public disclosure, and may not be disclosed publicly or made available to third parties without the prior written consent of Centerview. These materials and any other advice, written or oral, rendered by Centerview are intended solely for the benefit and use of the Special Committee of the Board of Directors of Mangrove (in its capacity as such), and are not for the benefit of, and do not convey any rights or remedies for any holder of securities of Mangrove or any other person. Centerview will not be responsible for and has not provided any tax, accounting, actuarial, legal or other specialist advice. These materials are not intended to provide the sole basis for evaluating any transaction, and this presentation does not represent a fairness opinion, recommendation, valuation or opinion of any kind, and is necessarily incomplete and should be viewed solely in conjunction with the oral presentation provided by Centerview.

– Privileged - Prepared at Request of Counsel –

CENTERVIEW PARTNERS

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– Highly Confidential; For Discussion Purposes Only –– Privileged - Prepared at Request of Counsel –Situation Update Centerview was engaged on May 30th by the Special Committee and has been progressing its duediligence on the business:– Had an introductory call with management and received access to the various company data rooms The company and the committee are progressing on workstreams, including:– Working with Altman Solon to refine and update the company’s LRP– Engaging PJT to review financing alternatives– Progressing Project Pine and other company initiatives The Special Committee is involved and actively participating in the additional workstreams withCenterview support

– Highly Confidential; For Discussion Purposes Only –

Centerview's Work Plan Outline

Phase I: Analysis and Evaluation of Alternatives

- **Information gathering**
  - ✓ Share initial request list
  - ✓ Initial management meeting
  - ★ Meet with mgmt. to discuss forecast, risks / opportunities, alternative scenarios, etc.
  - ★ Receive LRP / financial model
  - ★ Special Committee approves forecast for use in financial analysis
- ★ **Financial analysis**
- ★ **Present initial views on alternatives** to the Special Committee

Phase II: Prepare for Execution

- **Determine next steps**
- Understanding **key constituent positions is critical** for crafting strategy
- Special Committee to **engage with appropriate parties** based on guidance of counsel
- Determine if **now is the right time** to pursue potential alternatives
- **Design execution process based on the above**

Phase III: Delivering a Superior Outcome

- **Special Committee has tools** available to extract value and/or terms, or may halt process
- No specific path is pre-supposed – **full discretion to change course throughout → not presupposing any outcome**

★ (blue) *Work has commenced and is ongoing*

★ (grey) *Next steps*

Centerview Partners 3

– Privileged - Prepared at Request of Counsel –

– Highly Confidential; For Discussion Purposes Only –

Considerations Regarding Spectrum of Valuation Approaches

To aid the Special Committee, Centerview may choose to consider a range of valuation approaches (circumstance dependent)

Category	Approach	Description
Reference Only	52-Week Trading Range	▪ Mangrove trading levels over the last 12 months
	Analyst Price Targets	▪ Range of analyst price targets
Relative	Selected Precedent Transactions	▪ Multiples based on M&A transactions in similar subsectors
	Selected Public Trading Comparables	▪ Trading multiples based on selected comparable public companies
Intrinsic	Discounted Cash Flow Analysis	▪ Appropriate forecasts necessary to drive analysis ▪ In addition to financial forecasts, drivers include discount rate and perpetuity growth rate

– Privileged - Prepared at Request of Counsel –

CENTERVIEW PARTNERS

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– Highly Confidential; For Discussion Purposes Only –

Potential Interested Parties – Strategic Companies[(1)]

Category	Company	EV ($bn)[(2)]	'24E EBITDA Multiple	'24E Net Leverage	Commentary
Cable / Fiber	Cogeco	$6	5.3x	3.5x	▪ ***Previous acquiror of WOW assets*** ▪ Continued ***expansion in both HFC and FTTH*** network
Cable / Fiber	Shentel	$1	7.3x	n.a.[(3)]	▪ Nearly ***50% complete on fiber expansion*** ▪ Recently ***sold towers to Vertical Bridge*** for $310mm
Telco	AT&T	$275	6.1x	2.9x	▪ Pursuing ***30mm homes passed*** target in-region and ***1.5mm homes out-of-region*** through Gigapower JV ▪ Significant ***overlap with Mangrove assets***
Telco	T-Mobile	$289	9.1x	2.5x	▪ Actively ***pursuing fixed-line*** to support mobile position ▪ ***Wholesale model focused*** ▪ Recently invested in ***50% acquisition of Lumos***
Telco	Verizon	$318	6.5x	3.1x	▪ Nearly fully ***overbuilt copper network with fiber*** ▪ ***May expand network*** to compete with bundle

Others To Consider: Cable One, Charter Communications, Comcast, Cox

Source: Company filings, Wall Street research and FactSet as of June 2024.
Note: Adj. EBITDA unburdened by stock-based compensation expense and amortization of capitalized software development investment.
(1) No parties have been contacted.
(2) Excludes operating leases.
(3) Negative net debt as of 3/31/24.

– Privileged - Prepared at Request of Counsel –

CENTERVIEW PARTNERS 5

– Highly Confidential; For Discussion Purposes Only –

Potential Interested Parties – Financial Sponsors(1)

Name	Latest Fund Size	Points of Contact	Current B2C Portfolio
Apollo	~$20bn	Aaron Sobel (Partner)	brightspeed
Antin Infrastructure Partners	~$10bn	Kevin Genieser (Managing Partner), Guillaume Friedel (Partner)	empire access
Ares	~$7bn	Scott Graves (Partner, Co-Head PE)	Frontier, bluepeak, altafiber
Blackstone	~$20bn	Greg Blank (Sr. MD), Jas Khaira (Sr. MD)	Hotwire Communications
Brookfield	~$12bn	Scott Peak (Co-Pres. & Head of North America), Roberto Marcogliese (Managing Partner)	intrepid
EQT	~$24bn	Jan Vesely (Partner), Nirav Shah (Partner)	lumos
GI Partners	~$4bn	Mark Prybutok (MD & Co-Head Data Infrastructure)	bluepeak, Blue Stream fiber
Grain Management	~$4bn	David Grain (Founder & CEO), Chad Crank (MD)	summit broadband, Great Plains Communications, Hunter Communications, Ritter Communications
GTCR	~$12bn	Stephen Jeschke (MD), Cameron Rouzer (Principal)	MBI Mega Broadband Investments LLC, point broadband, clearwave fiber
icon infrastructure	~$4bn	Rory Hunter (Partner)	Dobson Fiber
I Squared Capital	~$15bn	Andrew Crouch (MD)	ezee fiber
Macquarie	~$9bn	Anton Moldan (Sr. MD), Lincoln Heilner (Sr. VP)	altafiber, Pavlov media, swyft
Morgan Stanley Investment Management	~$6bn	John Ghiradelli (ED)	
Oak Hill Capital	~$4bn	Scott Baker (Managing Partner), Adam Hahn (Partner)	greenlight networks, GoNetspeed, Pace communications, wire3
OMERS(2)	~$25bn	Peter Gray (MD)	beanfield metroconnect
Palistar	~$2bn	Omar Jaffrey (Founder & Managing Partner)	
SDC Capital Partners	~$2bn	Qazi Fazal (Partner), Clinton Karcher (Partner)	Allo Fiber
Sixth Street Partners	~$4bn	Dwight Kost (MD), Min Kim (VP)	Blue Stream fiber
SnowHawk	~$0.4bn	Brian McMullen (Co-Founder & Managing Partner)	
Tillman Global Holdings	~$1bn	Sanjiv Ahuja (Founder & CEO), Sachit Ahuja (President)	Tillman Fiber
TPG(3)	~$16bn	John Flynn (Partner), Kris Wong (Principal)	Astound Broadband
WrenHouse	~$5bn	Marc Keller (MD), Bader AlFares (Director)	i3 Broadband

Source: Company filings, press releases and Pitchbook.
Note: Sorted by flagship fund size from largest to smallest.
(1) No parties have been contacted.
(2) Total AUM.
(3) Aggregate of flagship and healthcare funds.

– Privileged - Prepared at Request of Counsel –

Centerview Partners

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